AMERICAN RICE, INC
                       16825 Northchase Drive
                             Suite 1600
                        Houston, Texas  77060

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    TO BE HELD SEPTEMBER 26, 1996

To the Shareholders of American Rice, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Rice, Inc. ("ARI" or the "Company") will be held at the offices of the Company, 16825 Northchase Drive, Suite 1600, Houston, Texas 77060, on Thursday, September 26, 1996 at 10:00 a.m., Central Standard Time, for the following purposes:

1.  To vote to elect seven directors to the Board of Directors;

2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on August 22, 1996 as the record date for determination of shareholders entitled to notice of and vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the said record date are entitled to notice of, and to vote at, such meeting. The transfer books will not be closed.

If you are unable to attend the meeting, you may vote by proxy. The enclosed proxy is provided for shareholders who cannot attend the meeting but desire their stock voted. Your proxy will be returned to you if you are present at the meeting and request a return of your proxy.

TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED PREPAID RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                       By Order of the Board of Directors,





                                       Robin L. Mann
                                       Assistant Secretary

Houston, Texas
August 30, 199

                        AMERICAN RICE, INC
                      16825 Northchase Drive
                           Suite 1600
                       Houston, Texas  77060

          PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                   To be held September 26, 1996

              SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the management of American Rice, Inc. ("ARI" or the "Company") at the direction of the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of ARI to be held on Thursday, September 26, 1996 (the "Annual Meeting") at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting ("Notice") and at any adjournment(s) thereof.

When proxies in the accompanying form are received properly executed, the shares will be voted by the persons named therein, unless contrary instructions are given. The proxy will not be used for the election of all nominees as directors if authority to do so is withheld on the proxy, and it will not be used for the election of any individuals whose names are written in the designated blank spaces on the proxy. When no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election of all nominees as directors. If no instruction is indicated with respect to the election of all nominees named in Item (1) of the proxy, but names for one or more nominees are listed in the designated blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Any shareholder of ARI has the right to revoke his proxy at any time before its use by submitting a written revocation to the Assistant Secretary of ARI.

The solicitation of proxies will be by mail, and copies of the Notice, Proxy Statement and Proxy will be mailed on or about September 6, 1996 to shareholders of record on the record date for the Annual Meeting. Upon request, additional copies of the proxy material will be furnished without cost to brokers and other nominees to be forwarded to the beneficial owners of shares held in their names. ARI will bear all costs of preparing, printing, assembling, delivering and mailing the Notice, Proxy Statement, Proxy and Annual Report.

OUTSTANDING STOCK; RECORD DATE

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on August 22, 1996 (the "Record Date"). As of the Record Date, there were 2,443,892 shares of common stock, $1.00 par value, of ARI ("ARI Common Stock") issued and outstanding and 777,777 shares of Series A convertible preferred stock, $1.00 par value, of ARI (the "Series A Preferred Stock") issued and outstanding, and 2,800,000 shares of Series B convertible preferred stock, $1.00 par value, of Page 1
ARI (the "Series B Preferred Stock") issued and outstanding. Each share of ARI Common Stock and each share of Series A Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting and each share of Series B Preferred Stock is entitled to two votes on each matter to be acted upon at the annual meeting. The Articles of Incorporation of ARI do not provide for voting rights for Series C preferred stock, $1.00 par value, non-voting, non-convertible (the "Series C Preferred Stock") for the election of Directors; however, such shares have the right to vote in certain circumstances, none of which circumstances are the subject of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the share ownership of ARI's Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock at July 26, 1996
(i) owned by ERLY Industries Inc. ("ERLY"), the only person or entity known to own more than five percent of the outstanding voting shares of any of the voting capital stock of the Company; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; (iv) all directors and executive officers of the Company and its subsidiaries as a group; and (v) all other known owners of five percent or more of ERLY common stock. Except as indicated, each of the stockholders has sole voting power and investment power with respect to the shares beneficially owned by such stockholder.

                                                                  Amount and Nature of   Percent
Name and Address of Beneficial Owner        Title of Class        Beneficial Ownership   of Class
- -----------------------------------    ------------------------   --------------------   --------
ERLY Industries Inc.                   Common Stock                    7,155,554(6)        81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(6)        100
 Suite 1800                            Series B Preferred Stock        2,800,000(6)        100
 Los Angeles, CA 90024

Gerald D. Murphy (1)(8)                Common Stock                    7,155,554(6)        81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(6)        100
 Suite 1800                            Series B Preferred Stock        2,800,000(6)        100
 Los Angeles, CA 90024

Douglas A. Murphy (2)                  Common Stock                    7,155,554(6)        81%
 16825 Northchase                      Series A Preferred Stock          777,777(6)        100
 Suite 1600                            Series B Preferred Stock        2,800,000(6)        100
 Houston, TX 77060

William H. Burgess (3)                 Common Stock                    7,155,554(6)        81%
 550 Palisades Drive                   Series A Preferred Stock          777,777(6)        100
 Palm Springs, CA 92262                Series B Preferred Stock        2,800,000(6)        100


Internationale Nederlanden             Common Stock                    7,155,554(6)        81%
 (U.S.) Capital Corporation (4)        Series A Preferred Stock          777,777(6)        100
 135 E. 57th Street                    Series B Preferred Stock        2,800,000(6)        100
 New York, NY 10022-2101

Kennedy Capital Management, Inc. (5)   Common Stock                    7,155,554(6)        81%
 425 N. New Ballas Road, #181          Series A Preferred Stock          777,777(6)        100
 St. Louis, MO 63141                   Series B Preferred Stock        2,800,000(6)        100

Page 2

                                                                  Amount and Nature of   Percent
Name and Address of Beneficial Owner        Title of Class        Beneficial Ownership   of Class
- -----------------------------------    ------------------------   --------------------   --------
                                                                                         <C
S.C. Bain, Jr., Director               Common Stock                        4,465(7)        -
 P.O. Box 250
 Bunkie, LA 71322

John M. Howland, Director                        -                            -            -
 16825 Northchase
 Suite 1600
 Houston, TX 77060

Richard N. McCombs, Director                     -                            -            -
 Executive Vice President and
 Chief Financial Officer
 16825 Northchase
 Suite 1600
 Houston, TX 77060

George E. Prchal, Director                       -                            -            -
 16825 Northchase
 Suite 1600
 Houston, TX 77060

Lee Adams                              Common Stock                           276          -
 Senior Vice President
 International Marketing
 16825 Northchase
 Suite 1600
 Houston, TX 77060

Bill J. McFarland                                -                             -          -
 Senior Vice President and President,
 Comet American Marketing Division
 16825 Northchase
 Suite 1600
 Houston, TX 77060

John S. Poole                                    -                             -          -
 Senior Vice President and President,
 Comet Rice Division
 16825 Northchase
 Suite 1600
 Houston, TX 77060

All directors and executive
 officers as a group (13 persons)      Common Stock                       7,160,295       81%

(1) Mr. Gerald D. Murphy, Chairman of the Board of ERLY, is the direct and indirect record holder and beneficial owner of 1,714,253 shares of ERLY common stock representing approximately 36.5% of the outstanding shares. Mr. Murphy's indirect beneficial ownership represents 556,158 shares of ERLY common stock owned 1) directly by his son Douglas A. Murphy, President of the Company, and 2) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 4,591 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 551,567 shares owned directly by his son, Douglas A. Murphy.
Page 3
(2) Douglas A. Murphy, President and a director of ERLY, is the beneficial owner of 551,567 shares of ERLY common stock, representing approximately 11.8% of the outstanding shares.

(3) William H. Burgess, a director of ERLY, beneficially owns 258,450 shares of ERLY common stock, representing approximately 6.0% of the outstanding shares.

(4) International Nederlanden (U.S.) Capital Corporation ("ING Capital") filed a Schedule 13D in March 1995 concerning possible beneficial ownership of 525,166 shares, as adjusted for a 15% stock dividend (on a fully diluted basis), of ERLY Industries Inc. common stock. The potential ownership consists of stock that may be purchased pursuant to two warrant issues:(i) An "A" Warrant, exercisable into 262,583 shares at $.01 per share any time after April 1, 1996, and (ii) a "B" Warrant, exercisable into 262,583 shares at $.01 per share after April 1, 1995. These warrants were issued as an inducement and condition to certain loans and financial accommodations made by ING Capital for the benefit of ERLY as well as for general investment purposes. The warrants may be redeemed by the Company prior to September 30, 1996 upon receipt of certain payments by ING Capital as described below.

In February 1995, the "A" and "B" warrants previously issued were amended to include a call feature, under which the Company could repurchase the warrants at a price of $7.61 per share (as adjusted for a 15% stock dividend). The call feature also eliminates the redemption provision, until the call period expires.

In June 1995, the February extension was amended to reduce the $7.61 call price per share to $4.78 per share (as adjusted) and extended through September 30, 1996. If the call option is not exercised, the Company would have outstanding warrants to purchase approximately 525,166 shares of common stock at $.01 per share, all of which would be subject to redemption at the current market price of ERLY's stock.

(5) Kennedy Capital Management, Inc. owns 437,429 shares of ERLY common stock, representing approximately 10.2% of the outstanding shares of ERLY common stock.

(6) ERLY has sole voting and dispositive power over such shares. ERLY has pledged these shares to secure the payment of ARI's term debt. 200,000 of these shares are pledged to former lenders of ARI to secure the obligations of ERLY on promissory notes aggregating $3.0 million.

(7) Mr. Bain has sole voting and dispositive power with respect to 296 shares and shared voting and dispositive power with respect to 4,169 shares.

(8) Kingwood Lakes South, L.P. ("Kingwood"), a partnership created to build a residential development near Houston, Texas filed a Schedule 13D on April 7, 1995 (subsequently amended by 13D filings on April 1, 1996 and May 30, 1996) concerning possible beneficial ownership of 383,333 shares of ERLY Industries Inc. common stock. Kingwood holds the stock as security for a promissory note in the principal amount of $1,500,000 issued by Mr. Gerald D. Murphy as a capital contribution to Kingwood.
Page 4
The Company and ERLY have been named as defendants in a lawsuit filed in the district court of Harris County, Texas. This is a dispute between the general partner, Kingwood and G.D. Murphy and D.A. Murphy, Chairman and President, respectively, of ARI and ERLY. Damages sought are in the range of $10 million, plus attorneys' fees and punitive damages. ARI and ERLY are named as defendants in the lawsuit because of their actions to obtain restraining orders to prevent threatened foreclosures on ERLY common stock pledged as collateral by G.D. Murphy and to stop interference by Kingwood with ARI's mortgage note financing as well as certain other alleged activities. ARI and ERLY believe they have valid defenses in this case and that damages, if any, will not have a material effect on the Company's financial condition; however, as with any litigation, the ultimate outcome is unknown.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Seven directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders and until his successor shall be duly qualified and elected. The persons named in the enclosed proxy will vote the shares covered thereby in favor of the nominees listed below unless specifically instructed to the contrary. Although the management of ARI does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the meeting, the proxies will be voted for a substitute to be named by the Board of Directors. All of the nominees named below are now serving as directors of ARI. The affirmative vote of a majority of the voting stock of ARI represented at the meeting, either in person or by proxy, will be required to elect each nominee to the Board of Directors of ARI. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

NOMINEES

                                                                Served as a
      Name          Age      Current Position with ARI         Director Since
- ---------------     ---    -------------------------------     -------------
Gerald D. Murphy    68     Director, Chairman of the Board     April 1988
Douglas A. Murphy   40     Director, President and             October 1990
                            Chief Executive Officer
Richard N. McCombs  50     Director, Executive Vice President  June 1993
                            - Finance & Administration,
                            Secretary and Treasurer
S. C. Bain, Jr.     47     Director                            October 1987
William H. Burgess  79     Director                            April 1988
John M. Howland     48     Director                            October 1987
George E. Prchal    53     Director                            June 1993

Gerald D. Murphy has served as Chairman of the Board of the Company since October 1993, and as a director since 1988. He served as Chairman and Chief Executive Officer of Comet Rice, Inc. ("Comet"), a wholly owned subsidiary of ERLY from 1986 until ERLY acquired an additional 33% ownership interest in ARI through a reverse acquisition by ERLY's wholly-owned subsidiary, Comet, in 1993 (the "Acquisition"). He has also served as President, Chief Executive Officer and Chairman of the Board of ERLY since 1964. Currently, Mr. Murphy also serves as a director of Pinkerton's, Inc., a security and investigation Page 5 services firm, and High Resolution Sciences, Inc., a technological corporation. He previously served as a director of Wynn's International, Inc., and Sizzler Restaurants International, Inc.

Douglas A. Murphy has served as President and Chief Executive Officer of the Company since June 1993 and as a director since 1990. He was President of Comet American Marketing, now a division of ARI, from 1986 to 1990 and has served in various other capacities with Comet since 1982. He has served as President and as a director of ERLY since 1990. He is also a director advisor of Compass Bank Houston. Douglas A. Murphy is the son of Gerald D. Murphy.

Richard N. McCombs has served as Executive Vice President of Finance and Administration, Treasurer, Secretary and a director of the Company since 1993. In addition, he has served as Managing Director of the ARI-Vinafood joint venture since September 1994 and as Vice President and Chief Financial Officer of ERLY since 1990.

S. C. Bain, Jr. has served as a director of ARI since 1987. He has served as President of Bain, Inc., a farming corporation, since 1985 and has been a partner at Bain Farms since April 1988.

William H. Burgess has been a director of ARI since 1988 and a director of ERLY since 1976. In addition, he has been a private business consultant and the Chairman of CMS Digital, Inc., a privately held company since 1986. From 1978 to 1986, Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company.

John M. Howland has served as a director of ARI since October 1987 and a consultant to ARI since October 1993. He served as Chairman of the Board of Directors from June 1993 until October 1993 when he resigned to become President and Chief Executive Officer of Rice Milling and Trading Ltd., Inc., a foreign corporation in the business of rice trading and processing. He served as Chairman of the Board and the Chief Executive Officer and President of ARI prior to the Acquisition ("Pre-Acquisition ARI") from its inception in 1988 until June 1993 and served in various capacities with a Texas agricultural cooperative marketing association ( the "ARI Cooperative") from 1983 until its dissolution in 1991.

George E. Prchal has served as a director of ARI since June 1993 and a consultant to ARI since October 1993 and is presently the Executive Vice President of Rice Milling and Trading Ltd., Inc. He served as Executive Vice President of ARI from August 1988 to October 1993 and in various capacities with the ARI Cooperative from February 1986 until its dissolution in 1991. From July 1982 to February 1986 he served as Vice President of Marketing and Sales and then as the President of Comet.
Page 6

EXECUTIVE OFFICERS OF ARI

The following table sets forth information about the executive officers and other key employees of ARI who are not nominees to the board of directors and immediately below the table is biographical information for those executive officers and key employees.

        Name           Age               Position(s) with ARI
- --------------------   ---   ----------------------------------------------

Lee Adams               55  Senior Vice President - International Marketing
Kenneth C. McCorkle     47  Senior Vice President and President
                             - Early California Foods
Bill J. McFarland       59  Senior Vice President and President
                             - Comet American Marketing Division
John S. Poole           50  Senior Vice President and President
                             - Comet Rice Division
C. Bronson Schultz      54  Vice President of Finance and Data Processing
Joseph E. Westover      51  Vice President and Controller

Lee Adams has served as Senior Vice President of International Marketing of ARI since June 1993. In addition, he served as Group Vice President of International Marketing of Pre-Acquisition ARI from October 1987 to June 1993. He served in various capacities with the ARI Cooperative from 1975 until its dissolution in 1991 and in various capacities with Comet from 1963 until 1972.

Kenneth C. McCorkle has served as Senior Vice President of ARI and President of Early California Foods since February 1996. He served in various capacities with ERLY from 1977 to 1985.

Bill J. McFarland has served as Senior Vice President of ARI and President of the Comet American Marketing division of ARI since 1993. Mr. McFarland has served as a director of ERLY since 1986 and Vice President of ERLY since 1976. He served as President of ERLY Food Group from 1990 to 1993 and as President of Early California Foods Inc., a division of ERLY, and in various other capacities with ERLY from 1972 to 1990.

John S. Poole has served as Senior Vice President and President of the Comet Rice Division of ARI since June 1993 and served as President of Comet from August 1990 until its liquidation after the Acquisition. He served in various capacities with Comet from 1970 to 1990.

C. Bronson Schultz has served as Vice President of Finance and Data Processing of ARI since January 1994. He served as Vice President and Chief Financial Officer of ERLY Juice Inc. from 1988 through 1993, as Vice President of Finance of Comet from 1974 to 1986 and as Vice President of Finance of Comet American Marketing from 1986 to 1988.

Joseph E. Westover has served as Vice President and Controller of ARI since January 1994. From 1983 through 1993, he served as Assistant Vice President of Finance with ARI and the ARI Cooperative and from 1977 to 1983 in various positions with the ARI Cooperative.
Page 7

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors of ARI held three scheduled meetings during the year ended March 31, 1996. Each director was in attendance at 75 percent or more of all of the meetings of the Board of Directors and all committees on which each director served. The Board of Directors has three committees with specific responsibilities to support the operations of the full Board. These committees are: the Executive Committee, the Audit Committee, and the Compensation Committee. The Board of Directors does not have a nominating committee, as the entire Board acts in this capacity.

Executive Committee

The Board of Directors of ARI has delegated to the Executive Committee the powers and authority of the Board in the management of the business affairs of ARI, except that the Executive Committee does not take any actions which could await actions by the full Board or authorize transactions which would be both material and outside the ordinary and normal course of business of ARI. Mr. Douglas A. Murphy serves as Chairman of this Committee, and Messrs. John M. Howland and Gerald D. Murphy are Committee members. During the fiscal year ended March 31, 1996, the Executive Committee held one meeting.

Audit Committee

The responsibilities of the Audit Committee include: selection of independent accountants; review of quarterly and annual financial statements with the independent accountants; inquiry into the effectiveness of ARI's financial and accounting functions and internal controls through discussions with ARI's officers and independent accountants; review of any transactions in which management or controlling persons of ARI have an interest; and review of, with ARI's independent accountants, the planning of and results of audits and the independent accountants' findings and recommendations relating to ARI's accounting practices, internal controls and accounting procedures. Mr. S. C. Bain, Jr. is Chairman of this Committee, and Messrs. William H. Burgess and Richard N. McCombs are Committee members. During the fiscal year ended March 31, 1996, the Audit Committee held two meetings.

Compensation Committee

The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers, and issues compensation guidelines for other members of management and other ARI employees. It is responsible for the administration of ARI's various compensation plans including annual salaries, bonuses and other benefits provided to executives. Mr. Gerald D. Murphy is Chairman and Messrs. S. C. Bain, Jr. and William H. Burgess are committee members. During the fiscal year ended March 31, 1996, this committee held one meeting.
Page 8


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

As a company registered under Section 12 of the Securities Exchange Act of 1934, the executive officers, directors and beneficial owners of more than 10% of the Company's common stock have reporting requirements pursuant to Section 16(a) of such act. Based on available information, the Company believes that all the required filings were made in a timely manner.

EXECUTIVE COMPENSATION

Director Compensation. Directors who are not executive officers of the Company are paid $2,000 per quarter plus $1,500 for each board meeting attended and $1,100 for each committee meeting attended except that committee meetings held on the same day as board meetings are not compensated separately. During the fiscal year ended March 31, 1996, Messrs. John M. Howland and George Prchal each received $100,000 for certain international marketing services provided to ARI.

Executive Officer Compensation. The following table sets forth information for the years ended March 31, 1994 to 1996, for the Chief Executive Officer of ARI and the four other most highly compensated executive officers of the Company:

SUMMARY COMPENSATION TABLE

                                                Annual Compensation(1)
                                             ---------------------------              All
                                    Year                         Other   Restricted  Other
                                   Ended                         Compen-    Stock    Compen-
Name and Principal Position       March 31,  Salary    Bonus    sation(2) Awards(3) sation(4)
- -------------------------------   -------  -------    -------    -------  --------- ---------
Douglas A. Murphy                 1996     $225,000  $100,000    $5,000   $   -       $5,319
 Director, President and          1995      207,000    69,552     5,791    17,890      8,914
 Chief Executive Officer          1994      173,654    50,000     2,000    75,000     15,855

Gerald D. Murphy                  1996      178,750   100,000     6,630       -        5,609
 Director                         1995      170,500    57,288     7,233    14,736      9,060
 Chairman of the Board            1994      179,167    50,000       -      75,000    196,645

Bill J. McFarland                 1996      204,000       -       5,555        -       4,002
 Senior Vice President            1995      198,000    55,400     4,075    $14,263     7,500
 President, CAM Division          1994      135,192     5,000       -        5,000       -

John S. Poole                     1996      171,000     5,000     5,356        -       3,392
 Senior Vice President            1995      165,000    46,200     6,509    $11,886     7,500
 President, Comet Rice Division   1994      155,000    15,000     1,736     15,000    12,034

Lee Adams                         1996      166,000       -       9,815        -       3,252
 Senior Vice President            1995      160,000    44,800     9,100     11,524     6,017
 International Marketing          1994      155,000     5,000     6,390      5,000     8,633

Page 9

(1) Amounts earned for services performed for ERLY and its other subsidiaries, not included in the table above, are as follows:

                                                 Annual Compensation
                                             ---------------------------              All
                                    Year                         Other   Restricted  Other
                                   Ended                         Compen-    Stock    Compen-
Name                              March 31,  Salary    Bonus    sation(2) Awards(3) sation(4)
- -------------------------------   -------  -------    -------    -------  --------- ---------
Douglas A. Murphy                 1996     $25,000    $   -      $   -    $   -     $    -
                                  1995      23,000     23,728        -     18,968        -
                                  1994      36,346        -       2,975       -      100,000

Gerald D. Murphy                  1996     146,250        -         -         -          -
                                  1995     139,500     62,872       -      29,038        -
                                  1994     110,833        -         588       -      100,000

Bill J. McFarland                 1996         -          -         -         -          -
                                  1995         -          -         -         -          -
                                  1994      54,808        -       1,815       -       11,743

(2) Amounts include: (i) the cost of Company provided automobiles relating to personal use, (ii) the taxable value of life insurance provided by the Company, and (iii) reimbursements under the Company's Executive Medical Plan. Under this Plan, key executive officers are reimbursed for expenses incurred by them and their dependents for medical and dental care not covered by other sources.

(3) Amounts include awards of restricted ERLY common stock. The number of shares of this stock held and market value at March 31, 1996, were as follows:

       Name               Shares    Market Value
- ------------------      ---------    ----------
Douglas A. Murphy         1,675       $14,206
Gerald D. Murphy          2,565        22,520
Bill J. McFarland           -             -
John S. Poole               -             -
Lee Adams                   -             -

Such shares are restricted for a two-year period from date of issuance.

(4) Amounts include Company contributions to the ERLY Employees' Profit Sharing Retirement Plan,. In 1994, Douglas A. Murphy and Gerald D. Murphy were each paid a fee of $100,000 by ERLY for their personal guarantees of $5.0 million of bank debt under an agreement between ING Capital Bank, ERLY and ERLY Juice Inc. In 1994, Gerald D. Murphy was also paid a fee of $180,000 by ERLY for a personal guarantee of an $8 million bank line of credit to Comet. Page 10

Stock Options and Stock Appreciation Rights. The following table presents information on ERLY common stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1996. During fiscal 1996, Mr. John S. Poole exercised options granted in 1988 for the purchase of 9,300 shares of ERLY common stock at a price of $3.92 per share. No other named officers exercised any stock options during the year.


Aggregated Option/SAR Exercises in Fiscal 1996 and March 31, 1996 Option/SAR Values

                                              Number of Securities
                                             Underlying Unexercised       Value of Unexercised
                    Shares                       Options/SARs           In-The-Money Options/SARs
                 Acquired on    Value         at March 31, 1996           at March 31, 1996(2)
     Name         Exercise   Realized(1)   Exercisable  Unexercisable  Exercisable  Unexercisable
- ---------------  -----------  ----------  ------------  -------------  -----------  -------------
Douglas A. Murphy      -           -          76,533           -          $371,950         -
Gerald D. Murphy       -           -             -             -               -           -
Bill J. McFarland      -           -          30,613           -           148,779         -
John S. Poole        9,300     $41,013         9,834           -            47,793         -
Lee Adams              -           -             -             -               -           -


(1) Market value of underlying ERLY securities at the exercise date ($8.33), less the exercise price ($3.92).

(2) Market value of underlying ERLY securities at March 31, 1996 ($8.78), less the exercise price ($3.92).

Employment Agreement. In connection with the ARI Cooperative's reorganization as Pre-Acquisition ARI, Pre-Acquisition ARI entered into an employment agreement with Mr. Lee Adams, among others. Mr. Adams' employment agreement provides that, as an employee, he shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change of Control (as defined), (ii) on the occurrence of a Benefits Event (as defined) following a Change of Control, if termination is at the option of Mr. Adams, or (iii) on the occurrence of the last Change of Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreement, such benefits are provided unless termination is both, at the option of Mr. Adams and in the absence of a Change of Control. A Change of Control is deemed to occur if (i) any person becomes beneficial owner of 25% or more of the voting power of ARI or (ii) during any consecutive years, the individuals comprising a majority of the Board of Directors at the beginning of such period shall cease to constitute a majority. Generally, benefits payable under the employment agreement include: continuation of Mr. Adams' base salary, continuation of Mr. Adams' participation in profit sharing, pension and other executive compensation plans, various health care and disability plans, the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (as defined) during such five-year period, and indemnification for judgments, fines and expenses incurred by Mr. Adams by reason of his serving as an officer. In consideration of these benefits, Mr. Adams has agreed not to compete with ARI or to disclose any Page 11 confidential information of ARI during the five-year period during which he is to receive such benefits. If ARI or its successor fails to make timely payments as required by the employment agreement, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreement upon Mr. Adams' termination may be deemed to be "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes.

Other Compensation. ARI also provides certain non-cash compensation and personal benefits to executive officers. The incremental cost to ARI of providing such compensation and personal benefits did not, for the fiscal year ended March 31, 1996, exceed $25 thousand or 10 percent of compensation for any individual named in the cash compensation table above, or, with respect to all executive officers as a group, the amount of $25 thousand times the number of executive officers or 10 percent of the compensation for such group.

Compensation Committee Interlocks and Insider Participation. Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Gerald D. Murphy, who acts as chairman of the committee, William H. Burgess and S. C. Bain, Jr. Mr. Murphy is Chairman of the Board of Directors of the Company and is the beneficial owner of 36.5% of ERLY common stock. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of ERLY. He is the beneficial owner of 6.1% of ERLY common stock.

All decisions by the Compensation Committee were reviewed and approved without change by the full Board of Directors of the Company. Mr. Gerald D. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

Mr. Murphy and Mr. Burgess are also Directors of ERLY. Both serve on ERLY's Compensation Committee of the Board of Directors, with Mr. Burgess serving as chairman. Mr. Bain is President of Bain, Inc. and a partner at Bain Farms.

Report of the Compensation Committee. The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers, and issues compensation guidelines for other members of management and other ARI employees. It is responsible for the administration of ARI's various compensation plans including annual salaries and other benefits provided to executives.

Base Salary Levels

Base salary levels of the Chief Executive Officer and other executive officers are not formally set by the Committee using specific performance goals or empirical criteria. Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as personal performance, current responsibilities, specific accomplishments or events, increase in the consumer price index, future potential contributions to the Company, informal surveys of compensation paid to executive officers holding similar positions in other publicly traded
Page 12
companies of comparable size, and the performance of the Company and the subsidiary or division to which the executive is assigned.

All of the subjective factors were considered by the Committee, and it is not reasonably possible to assign relative significance to these factors on an individual basis.

In considering the amount of base salary for fiscal year 1996 for Mr. Douglas
A. Murphy, Chief Executive Officer, the Compensation Committee specifically considered the role he played in the start-up of the ARI-Vinafood joint venture in Vietnam, the successful completion of the $100 million mortgage note financing by ARI in August 1995, and the contract for sale of ARI's principal Houston property.

Bonuses

In fiscal 1995, ARI's Board of Directors adopted an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of the Company are entitled to receive bonuses that are payable 80% in cash and 20% in common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if the Company achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for two years following issuance. The Incentive Plan is not subject to any provisions of ERISA. No bonuses were awarded under the terms of the Incentive Plan for fiscal 1996. Certain executives were given individual incentive bonuses for merit and recognition of performance for the successful completion of the $100 million mortgage note offering by ARI in August 1995.

Other

The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the ERLY Industries Inc. Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and Company provided automobiles.

Amounts paid in fiscal 1996 under the above described plans and programs for the Chief Executive Officers and the four most highly compensated executive officers of ARI are included in the compensation table and related footnotes presented in the "Executive Officer Compensation" section.
Page 13

In 1993, the U.S. Treasury Department issued regulations to the Internal Revenue Code (Section 162(m)) that prevents publicly traded companies from receiving tax deductions on compensation paid to executive officers in excess of $1 million. ARI has not paid, and does not currently anticipate paying compensation at these levels, and therefore does not believe that these provisions will be relevant to ARI for the foreseeable future.

                                         Compensation Committee
                                         American Rice, Inc.

                                         Gerald D. Murphy
                                         S.C. Bain, Jr.
                                         William H. Burgess
Page 14

FIVE YEAR SHAREHOLDER RETURN COMPARISON

Set forth below is a graph showing the five year cumulative total return of ARI stock as compared with the CRSP index of all NASDAQ U.S. stocks and a peer group index represented by the Standard and Poors index of food stocks. The graph compares the change over the five year period ended March 31, 1996 of $100 invested on March 31, 1991 in ARI and in each of the indices assuming reinvestment of dividends (ARI paid no dividends during this period).

The data presented in tabular form:

                            1991    1992    1993    1994    1995    1996
                            ----    ----    ----    ----    ----    ----

     American Rice, Inc.    $100     $39    $100    $202     $98     $85

     S & P Foods Stocks     $100    $109    $119    $110    $131    $164

     NASDAQ U. S. Stocks    $100    $127    $147    $158    $176    $239

Page 15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management. In October 1994, ARI entered into an agreement with Rice Milling and Trading, Ltd., Inc. ("RMT"), a company which operates a receiving, processing, storage and bagging facility in Saudi Arabia to receive and pack ARI products on an exclusive basis and under ARI supervision. Market shipments under this agreement began in June 1995. Two directors of ARI, John
M. Howland and George E. Prchal, are executive officers of RMT and are consultants to ARI. During each of fiscal 1995 and fiscal 1994, the Company paid $100,000 to each of Mr. Howland and Mr. Prchal for consulting services.

S. C. Bain, Jr., a director of ARI, sells rough rice to ARI under grower agreements which contain the same terms or options as ARI's agreements with other growers. The amount of rice provided by Mr. Bain has not, during any of the last three years, exceeded one percent of the total volume of rough rice purchased by ARI.

Transactions with ERLY. As a result of the Acquisition, ERLY increased its ownership in the combined voting rights of ARI stock outstanding from 48% to 81%. Because of their positions as directors and significant stockholders of ERLY, Gerald D. Murphy, Douglas A. Murphy, and William H. Burgess can be deemed to be the beneficial owners of the ARI stock owned by ERLY. Additionally, Gerald D. Murphy, Douglas A. Murphy and William H. Burgess also serve as directors of ARI. Gerald D. Murphy is Chairman of the Board of ARI and Douglas A. Murphy is the President and Chief Executive Officer of ARI.

In a public offering concluded on August 24, 1995 ARI sold $100 million in 13% Mortgage Notes (the "Mortgage Notes") due 2002 (the "Transaction"). Using proceeds from the Transaction, ARI lent ERLY approximately $10.5 million in exchange for a promissory note from ERLY bearing interest at 15% (the "15% ERLY Intercompany Note"). ERLY used a portion of the proceeds to satisfy $9.6 million of indebtedness owed by ERLY Juice Inc. and guaranteed by ERLY, to Internationale Nederlanden (U.S.) Capital Corporation ("ING Capital") and to facilitate the repurchase of ERLY common stock warrants held by ING Capital. ING Capital beneficially owns warrants to acquire 15% of the outstanding voting capital stock of ERLY (on a common stock equivalent basis). In addition, ING Capital was a participant in ARI's then existing term loan. ARI also used a portion of the proceeds from the sale of the Mortgage Notes to retire the outstanding principal amount of its term loan, and, in connection therewith ING Capital received approximately $23.8 million.

In connection with the Acquisition, the intercompany payables and receivables were netted and resulted in a note receivable owed to ARI by ERLY bearing interest at 6% (the "6% ERLY Intercompany Note"). This note was amended in connection with the Transaction to provide that it will mature one day after the maturity date of the Mortgage Notes, has a principal amount of $10.0 million and is payable out of half of any dividends received on the Series B preferred stock until the 15% ERLY Intercompany Note is paid in full, at which time the 6% ERLY Intercompany Note will be payable by offsets against tax sharing payments under the Tax Sharing Agreement (as defined below) and half of any dividends received on the Series B Preferred Stock.

ARI files a consolidated federal income tax return with ERLY. ARI and ERLY entered into a Tax Sharing Agreement on May 25, 1993 which was amended in Page 16 connection with the Transaction (as amended, the "the Tax Sharing Agreement"), pursuant to which ARI will pay to or receive from ERLY the amount of income taxes currently payable or refundable computed as if ARI filed its annual return as a separate company. All payments owed by ARI under the Tax Sharing Agreement shall be offset against ERLY's principal and interest obligations under the 15% ERLY Intercompany Note.

ARI entered into a Management Agreement with ERLY on May 25, 1993, which was amended in connection with the Transaction, pursuant to which ERLY provides to ARI certain marketing, operating and management services, including global business planning, new product supply development, new market development services and assistance in insurance, human resources, finance and employee benefits. Other than Gerald D. Murphy, none of Mr. Adamss, officers or directors of ERLY rendering such services are officers or directors of ARI. Mr. Murphy provides services under this Management Agreement to ARI for which ERLY is compensated. In exchange for such services, ARI pays ERLY a monthly management fee of $80,000. Payment of the management fees will be permitted under the indenture for the Mortgage Notes only if ARI has paid all payments of principal, premium, if any, and interest due on the Mortgage Notes at the time payment of such fees is made and ARI has met certain other cash flow requirements. Any management fees not paid will be deferred until such time as the described events prohibiting payment no longer exist. The term of the Management Agreement is two years with an automatic two-year renewal unless one party notifies the other that it wishes to terminate the Management Agreement. For the year ended March 31, 1996, no management fees were incurred by agreement between the Company and ERLY. The accrual for such fees was resumed on April 1, 1996. During the years ended March 31, 1995 and 1994, ARI incurred and paid $923 thousand and $1.1 million, respectively.

At March 31, 1996 and 1995, amounts due from ERLY are summarized as follows:

                                                  March 31,
                                           ----------------------
                                             1996          1995
                                           ---------     ---------
                                                (in thousands)

   15% loan balance                          $10,500     $
   Accrued interest - 15% loan                   949
   6% loan balance                            13,346       11,901
                                           ---------     ---------
                                             $24,795      $11,901
                                           =========     =========

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP, independent public accountants, served as ARI's auditors for the fiscal year ended March 31, 1996. Deloitte & Touche LLP, or one of its predecessors, has served as ARI's auditors since its inception in October 1987 and served as ARI Cooperative's auditors since 1978. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. He will also be afforded an opportunity to make a statement if he so desires.
Page 17
PROPOSALS BY SHAREHOLDERS

Any shareholder wishing to present a proposal for consideration at the next Annual Meeting of Shareholders, anticipated to be held no later than September 30, 1997, must submit the proposal in sufficient time so that it may be received by ARI at its principal executive offices at the address set forth on the cover of the Proxy Statement at least 120 days before August 30, 1997, the anticipated mailing date of the Proxy Statement and Proxy for the 1997 Annual Meeting of Shareholders, to be included in the proxy statement and proxy relating to that meeting. Such proposal must also comply with the requirements as to form and substance established by applicable laws and regulations.

OTHER BUSINESS

The management of ARI knows of no other business that will be brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby in their discretion as they may deem advisable.



                                      By order of the Board of Directors





                                      Robin L. Mann
                                      Assistant Secretary



Houston, Texas
August 30, 199
Page 18


AMERICAN RICE, INC
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned shareholder of American Rice, Inc. ("ARI") hereby appoints Robin L. Mann and Joseph E. Westover as proxies, each with the power to act without the other and with full power of substitution for the undersigned to vote all shares of Common Stock and Preferred Stock of ARI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of ARI to be held on September 26, 1996, or at any adjournment(s), as follows:

(1) ELECTION OF   { }FOR all nominees listed below   { }WITHHOLD AUTHORITY to
    DIRECTORS        except as marked to the            vote for the nominees
                     contrary below                     listed below

Nominees:      S. C. Bain, Jr.    John M. Howland     Douglas A. Murphy
               William H. Burgess Richard N. McCombs  Gerald D. Murphy
               George E. Prchal

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- -----------------------------------------------------------------------------

(2) With discretionary authority on any matter that may properly come before the meeting.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DATED:                , 1996
        --------------


- --------------------------------
Signature

- --------------------------------
Signature, if held jointly


YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO VOTE THEREON.